UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2010

NEKTAR THERAPEUTICS
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road
San Carlos, California 94070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On February 1, 2010, the Board of Directors (the “Board”) of Nektar Therapeutics, Inc., a Delaware corporation (the “Company”), and the Organization and Compensation Committee of the Board (the “Committee”) approved changes to the compensation of certain of its named executive officers.

For Howard W. Robin, President and Chief Executive Officer, effective February 1, 2010, the Board increased his annual base salary from $735,000 to $760,725.  His 2010 annual performance-based bonus compensation target remains at 75% of his 2010 annual base salary.  The actual amount of Mr. Robin’s 2010 annual performance bonus will range from 0% to 200% of the target annual bonus based on the Board’s assessment of his achievement of a combination of corporate and personal objectives.   On February 1, 2010, the Board awarded Mr. Robin a cash bonus of $1,000,000 for the 2009 annual performance period, which represented 181.4% of his 2009 annual performance-based bonus compensation target.

For John Nicholson, Senior Vice President and Chief Financial Officer, effective February 1, 2010, the Committee increased his annual base salary from $461,000 to $480,000.  Mr. Nicholson’s 2010 annual performance-based bonus target remains at 50% of his 2010 annual base salary.  The actual amount of Mr. Nicholson’s 2010 annual performance bonus will range from 0% to 200% of the target annual bonus based on the Committee’s assessment of his achievement of a combination of corporate and personal objectives.   On February 1, 2010, the Committee awarded Mr. Nicholson a cash bonus of $403,500 for the 2009 annual performance period, which represented 175% of his 2009 annual performance-based bonus compensation target.

For Bharatt Chowrira, Senior Vice President and Chief Operating Officer, effective February 1, 2010, the Committee increased his annual base salary from $494,000 to $512,000.  Mr. Chowrira’s 2010 annual performance-based bonus target remains at 60% of his 2010 annual base salary.  The actual amount of Mr. Chowrira’s 2010 annual performance bonus will range from 0% to 200% of the target annual bonus based on the Committee’s assessment of his achievement of a combination of corporate and personal objectives.   On February 1, 2010, the Committee awarded Mr. Chowrira a cash bonus of $415,000 for the 2009 annual performance period, which represented 140% of his 2009 annual performance-based bonus compensation target.

For Gil Labrucherie, Senior Vice President and General Counsel, effective February 1, 2010, the Committee increased his annual base salary from $415,000 to $436,000.  Mr. Labrucherie’s 2010 annual performance-based bonus target remains at 50% of his 2010 annual base salary.  The actual amount of Mr. Labrucherie’s 2010 annual performance bonus will range from 0% to 200% of the target annual bonus based on the Committee’s assessment of his achievement of a combination of corporate and personal objectives.   On February 1, 2010, the Committee awarded Mr. Labrucherie a cash bonus of $363,500 for the 2009 annual performance period, which represented 175% of his 2009 annual performance-based bonus compensation target.

Effective February 1, 2010, Jillian B. Thomsen, Vice President and Chief Accounting Officer, was promoted and appointed by the Board as Senior Vice President and Chief Accounting Officer, reporting to John Nicholson, Senior Vice President and Chief Financial Officer. In connection with the promotion, Ms. Thomsen’s 2010 annual base salary was increased from $280,000 to $300,000 and her 2010 annual performance bonus target was increased from 40% to 50% of her base annual salary (“Performance Bonus Target”).  Ms. Thomsen’s 2010 actual annual performance bonus will range from 0% to 200% of the Performance Bonus Target based on the assessment by the Committee, in consultation with the Chief Executive Officer, of her achievement of a combination of corporate and personal objectives.  On February 1, 2010, the Committee awarded Ms. Thomsen a cash bonus of $179,500 for the 2009 annual performance period, which represented 160% of her 2009 annual performance-based bonus compensation target.

Item 7.01.  Regulation FD Disclosure

On February 1, 2010, Mr. Robin was granted a stock option to purchase 500,000 shares of the Company’s common stock pursuant to the terms and conditions of the Company’s 2008 Equity Incentive Plan (the “Stock Plan”).  The exercise price of the stock option was set at $11.34, the closing price of the Company’s common stock on the NASDAQ Global Select Market on the February 1, 2010 grant date.  The shares subject to this stock option grant will vest according to a four-year vesting schedule on a monthly pro rata basis.

On February 1, 2010, Mr. Nicholson was granted a stock option to purchase 120,000 shares of the Company’s common stock pursuant to the terms and conditions of the Stock Plan.  The exercise price of the stock option was set at $11.34.  The shares subject to this stock option grant will vest according to a four-year vesting schedule on a monthly pro rata basis.

On February 1, 2010, Mr. Chowrira was granted a stock option to purchase 100,000 shares of the Company’s common stock pursuant to the terms and conditions of the Stock Plan.   The exercise price of the stock option was set at $11.34.  The shares subject to this stock option grant will vest according to a four-year vesting schedule on a monthly pro rata basis.

On February 1, 2010, Mr. Labrucherie was granted a stock option to purchase 120,000 shares of the Company’s common stock pursuant to the terms and conditions of the Stock Plan.   The exercise price of the stock option was set at $11.34.  The shares subject to this stock option grant will vest according to a four-year vesting schedule on a monthly pro rata basis.

The information in this Item 7.01 is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date:	February 4, 2010